UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (date of earliest event reported): August 8, 2007
METROPCS COMMUNICATIONS, INC.
(Exact Name of Registrant as Specified in Charter)

DELAWARE (State or Other Jurisdiction of Incorporation)	1-33409 (Commission File Number)	20-0836269 (I.R.S. Employer Identification No.)

8144 Walnut Hill Lane, Suite 800 Dallas, Texas (Address of Principal Executive Offices)	75231-4388 (Zip Code)
Registrant’s telephone number, including area code: 214-265-2550
(Former name or former address, if changed since last report): Not Applicable
Check the appropriate box below if the Form 8-K/A filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
          In a Current Report on Form 8-K filed with the Securities and Exchange Commission on June 28, 2007, we reported the appointment, effective June 27, 2007, of Mr. Thomas C. Keys to the new position of President and Chief Operating Officer. We file this Amendment No. 1 to the Form 8-K filed June 28, 2007 to report that on August 8, 2007, our Board of Directors, in recognition of Mr. Keys’ new duties, approved certain changes to his compensation and benefits. Mr. Keys does not have an employment agreement. He will be eligible for, and participate in, the compensation programs applicable to all of our other executive officers.
          Mr. Keys will receive a new annual base salary of $375,000 retroactive to his date of appointment as President and Chief Operating Officer. Mr. Keys was also granted a cash performance award under the Amended and Restated MetroPCS Communications, Inc. 2004 Equity Compensation Plan, or 2004 Plan, at a target bonus level of 85% of his new base salary, such performance award to be prorated from the date of Mr. Keys’ appointment to his new position through December 31, 2007 and to be paid in early 2008. This cash performance award is in addition to the cash performance award previously granted to Mr. Keys under the 2004 Plan in connection with his previous duties as our Senior Vice President, Market Operations, West. The previous award will be prorated across the period beginning January 1, 2007 and ending on the date of his appointment to his new position, which has a target bonus level of 65% of his base salary for that time period.
          Mr. Keys also was awarded options to purchase 400,000 shares of our common stock, par value $0.0001 per share, at an exercise price of $31.76, which was the closing price of our common stock on the New York Stock Exchange on the grant date. One-fourth of these stock options will vest on the one year anniversary of the grant date and the remaining award will vest in thirty-six equal monthly installments thereafter. These options are in addition to the stock options previously awarded to Mr. Keys in connection with his employment.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS COMMUNICATIONS, INC.
By:	/s/ J. Braxton Carter
J. Braxton Carter
Senior Vice President and CFO

Date: August 14, 2007